Exhibit 99.1

ChinaNet Online Holdings, Inc. Announces 3-Year Agreement with Chinese Government to Host
Employment Initiative on 28.com Web Portal

Beijing, China, January 14, 2010 – ChinaNet Online Holdings, Inc. (“ChinaNet”, OTCBB: CHNT), a leading full-service media development, advertising and communications company for small and medium-sized enterprises (SMEs) in the People's Republic of China ("China"), today announced that it has entered into a co-operation agreement with China’s Social Welfare & Education Foundation to fund public service programs in support of the government’s social goal of raising employment rates among college graduates in China.

ChinaNet’s www.28.com is the leading networking website in China for matching entrepreneurs with business opportunities. ChinaNet anticipates this agreement could yield an additional 50 to 100 clients annually who would utilize the portal to advertise to this population of college students and graduates, their products, services and business opportunities over the internet. ChinaNet estimates that each new client would contribute approximately $30,000 in annual revenues.

According to the agreement, ChinaNet will donate approximately $1.5 million per year for the next three years starting in 2010 to China’s Social Welfare & Education Foundation. These funds will help to support the Venture Resources Program (“Program”). Through the Program, college graduates will apply for grants that will help offset the costs associated with starting a new business.  Important information regarding the Program will be accessible through ChinaNet’s www.28.com portal which will serve as the official website for the Program.  College graduates lacking real world experience will also benefit from guidance provided by well-known entrepreneurs and venture experts. These experts will teach business knowledge, help students establish self-awareness, inspire and support students to develop their own businesses, and to improve their prospects for employment.

“Raising the employment rate of college graduates is a high priority for the Chinese government, and we are pleased to have developed a program specifically targeted for this important social initiative,” stated Mr. Handong Cheng, Chief Executive Officer of the Company. “Given our resources and experience as a growing entrepreneurial company coupled with our desire to improve the public welfare, our cooperation was a natural fit.  Our participation will specifically enhance the awareness of ChinaNet among China's universities, industry and venture communities, while increasing traffic to our website www.28.com and creating a new online customer base of Chinese university graduates.”

About Venture Resources Program
The Venture Resources Program for college students is a public service initiated by the Chinese National Federation of Industry through partnerships with the Chinese Ministry of Education, the Chinese Communist Youth League Central Committee, and the Chinese Ministry of Civil Affairs. A recent Chinese government report on the promotion of SME development and employment highlighted the difficulty of college graduates gaining employment. According to the Chinese State Council and Ministry of Education, college graduates will total 6.1 million in 2010. Including un-employed graduates from past years, the total is more than 7 million.

About China Net Online Holdings, Inc.
The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet" or "Zhong Wang Zai Xian"), is a leading full-service media development, advertising and communications company for SMEs in the PRC. The Company, through certain contractual arrangements with operating companies in the PRC, provides internet advertising and other services for Chinese SMEs via its portal website http://www.28.com , TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com

Safe Harbor
This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For further information, contact:
Mark Elenowitz	Ted Haberfield
TriPoint Capital Advisors	HC International, Inc.
US +1-917-512-0822	US +1-760-755-2716
thaberfield@hcinternational.net
www.hcinternational.net